                            JATO COMMUNICATIONS CORP.

  AMENDED AND RESTATED FOUNDERS EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT

                                       FOR

                                  BRIAN E. GAST



         THIS AMENDED AND RESTATED FOUNDERS EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT ("AGREEMENT") is entered into as of the 3rd day of April, 2000, ("Execution Date") by and between BRIAN E. GAST ("Mr. Gast") and JATO COMMUNICATIONS CORP., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, Mr. Gast has been employed by the Company as its President and Chief Executive Officer; and

         WHEREAS, the Company and Mr. Gast are parties to an employment agreement dated April 16, 1999; and

         WHEREAS, the Company has materially reduced the job responsibilities of Mr. Gast; and

         WHEREAS, as a result of the material reduction of his job responsibilities, Mr. Gast has tendered his resignation with the Company under the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and Mr. Gast entered into a Founder Employment Transition and Separation Agreement dated February 10, 2000; and

         WHEREAS, the Company has accepted Mr. Gast's resignation as President and Chief Executive Officer; and

         WHEREAS, the Company and Mr. Gast desire to replace the terms of the April 16, 1999 Employment Agreement; and

         WHEREAS, the Company and Mr. Gast desire to amend and restated in its entirety the Founders Employment Transition and Separation Agreement dated February 10, 2000 with this Agreement; and

         WHEREAS, the Company wishes to employ Mr. Gast in the capacity and under the terms and conditions hereinafter set forth, and Mr. Gast is willing to be so employed by the Company.

         NOW, THEREFORE, in consideration of the recitals set forth above that are incorporated by reference herein and the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

                                    AGREEMENT

1.       RESIGNATION. Mr. Gast has tendered and the Company has accepted
Mr. Gast's resignation as President and Chief Executive Officer and any and all other positions he may have held with the Company or any affiliates or subsidiaries of the Company.

2. CONTINUED EMPLOYMENT BY THE COMPANY. Mr. Gast will continue as an employee of the Company until such time as his employment is terminated as set forth in paragraph 6 herein. From the Execution Date through the Separation Date, as defined in paragraph 6 below, Mr. Gast shall be available to provide such services as are requested by the Company's Board of Directors.

         2.1 COMPENSATION. The Company agrees to continue to compensate Mr. Gast at the same rate of regular salary he received as of the Execution Date, less all applicable deductions and withholdings, payable on a semi-monthly basis or in accordance with the Company's customary practices (as they may be changed by the Company from time to time in its sole discretion).

         2.2 BENEFITS. The Company shall continue to make available to Mr. Gast all Company benefits available and received by Mr. Gast immediately before the Execution Date. Notwithstanding the prior sentence, Mr. Gast agrees and acknowledges that from the Execution Date through the Separation Date, Mr. Gast is not entitled to nor will he accrue any vacation time, holiday leave or sick leave.

         2.3 RESTRICTED STOCK. As of the Execution Date, Mr. Gast owns or is deemed to be the beneficial owner of 3,243,604 shares of Common Stock, of which 973,081 were vested and 2,270,523 were not yet vested. Unless Mr. Gast voluntarily resigns as an employee or is terminated for Cause (as defined below) prior to such date, the 2,270,523 unvested shares will vest the earlier of the Company's initial public offering or in two installments, the first installment of 1,135,262 shares on March 31, 2000 and the second installment of 1,135,261 shares on June 30, 2000. All shares of Common Stock in this Agreement, unless otherwise noted, reflect a 1.407 for 1 forward stock split to take effect on or around March 29, 2000.

         2.4 VOLUME LIMITATION. Should the Company launch an initial public offering ("IPO"), the Company shall sell all shares to be sold in the IPO, excluding those shares to be sold pursuant to the exercise, if any, of the underwriters' over-allotment option to purchase additional shares of common stock within 30 days from the date of the final prospectus pertaining to the Company's IPO (the "Green Shoe"). The Company and Mr. Gast agree, that should the Green Shoe be exercised, all shares to be sold pursuant to the underwriters' exercise of the Green Shoe, shall be those shares held by the Founders (for purposes herein the term "Founders" refers to Bruce E. Dines, Leonard Allsup and Brian E. Gast). Mr. Gast and the other Founders have executed a lockup agreement with Merrill Lynch & Co. and other representatives of the underwriters (the "Merrill Lynch Lockup"). The Company acknowledges that it is not a party to the Merrill Lynch Lockup and that it shall not have any rights to enforce the Merrill Lynch Lockup. Separate and apart from the Merrill Lynch Lockup, Mr. Gast and the other Founders agree that the number of shares the Founders can sell during the 180 day period following the date which is 180 days from the date of the Purchase Agreement related to the IPO (the "Additional Lockup"), will be limited (the "Volume Limitation Period"). The terms of the Volume Limitation Period are as follows:

                  (a) The Founders will be limited to the sale of an aggregate of 2,462,250 shares during the Volume Limitation Period. The Founders shall be solely responsible for allocating the number of shares each Founder will be permitted to sell during the Volume Limitation Period. Shares sold under this provision may be sold in only broadly distributed underwritten public offerings or normal Rule 144 open market transactions.

                  (b) As long as Mr. Gast maintains ownership in the Company Mr. Gast shall also be bound by the following restrictions:

                           (i)      to not knowingly sell his shares of the
Company stock to a person or group who, as a result of such sale, would own 5% or more of the Company's outstanding stock or to directly or indirectly solicit any person or group to purchase from him or any other Founder shares in the Company if such person or group, as a result of such purchase, would own 5% or more of the Company's outstanding stock; and

                           (ii)     to not knowingly  sell his shares of the
Company stock to a Company competitor (as defined in paragraph 8.1) or to directly or indirectly solicit any competitor (as defined in paragraph 8.1) to purchase from him shares in the Company; and

                           (iii)    to not engage in, or support, a hostile
proxy solicitation.

         2.5 FORGIVENESS OF NOTE. The Company loaned to Mr. Gast the amount of $100,000, pursuant to that certain promissory note (the "Note"). Unless Mr. Gast's employment with the Company is terminated for Cause, as defined herein, or if Mr. Gast voluntarily terminates his employment, in each case prior to March 31, 2000, the Company agrees to forgive all outstanding amounts payable, including interest, on said Note and after said date, Mr. Gast's obligations of repayment under the Note shall cease effective on March 31, 2000. Mr. Gast acknowledges that he is solely responsible for all tax consequences relating to the forgiveness of the Note.

         2.6 VACATION PAY-OUT. The parties agree that on the Separation Date the accrued but unused vacation shall be 20 days.

         2.7 SEPARATION AND RELEASE AGREEMENT. As part of this Agreement, Mr. Gast agrees to enter into the Separation and Release Agreement attached hereto as Exhibit B, within the time set forth in said Separation and Release Agreement.

3. POLICIES AND PROCEDURES. Mr. Gast agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company Board of Directors, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Mr. Gast further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Mr. Gast.

4.       PROPRIETARY INFORMATION OBLIGATIONS.

         4.1 AGREEMENT. Except as set forth herein, Mr. Gast agrees to continue to abide by Mr. Gast's previously executed Non-Competition, Proprietary Information and Inventions Agreement attached hereto as EXHIBIT A.

         4.2 REMEDIES. Mr. Gast's duties under the Non-Competition, Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Mr. Gast acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Non-competition, Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. By seeking injunctive relief the Company does not waive any other rights or remedies it may have.

5. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company's Board of Directors, Mr. Gast will not, from the Execution Date through the Separation Date, undertake or engage in any other employment, occupation or business enterprise, other than those in which Mr. Gast is a passive investor, non-executive board member or which takes less than 10% of Mr. Gast's business time. Mr. Gast may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

6. TERMINATION OF EMPLOYMENT. Either Mr. Gast or the Company may terminate the employment relationship at any time for any reason whatsoever, with thirty
(30) days prior written notice by the Company and with thirty (30) days' prior written notice by Mr. Gast with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. Notwithstanding this at-will employment relationship, Mr. Gast's employment with the Company shall automatically terminate upon the earlier of the closing of the Company's initial public offering or on June 30, 2000. Whether terminated for cause, without cause, automatically as provided in the previous sentence or voluntarily terminated by Mr. Gast, such termination is defined herein as the "Separation Date." Mr. Gast shall remain as a member of the Board of Directors of the Company and the member of the Board of Directors of any affiliates or subsidiaries of the Company until June 30, 2000. On June 30, 2000, Mr. Gast agrees to tender his resignation from the Board of Directors of the Company and from the Board of Directors of any affiliates or subsidiaries of the Company.

         6.1 SEVERANCE PAYMENT. If the Company terminates Mr. Gast's employment without Cause at any time or if Mr. Gast employment terminates automatically as set forth in paragraph 6 herein, Mr. Gast will receive as severance: (i) a lump sum payment equal to one (1) year of base salary, less payroll deductions and required withholdings pursuant to the Separation

Agreement attached as Exhibit B, (ii) a lump sum payment of that portion of the bonus Mr. Gast is entitled to for the calendar year pro-rated based upon the number of full months Mr. Gast was employed in such year pursuant to the Separation Agreement attached as Exhibit B, (iii) continuation of all company benefits for a period of one (1) year pursuant to the Separation Agreement attached as Exhibit B, and (iv) termination of all repurchase rights on Mr. Gast's stock, in exchange for the execution of a release of all claims against the Company in the form attached as Exhibit B; PROVIDED, THAT, in the event of termination due to Disability, this subsection (iv) shall apply only with respect to 50% of any unvested stock held by Mr. Gast on the date of termination and with respect to the waiver of repurchase rights of 50% of any unvested shares held by Mr. Gast on the date of termination; PROVIDED, FURTHER, that Mr. Gast shall remain a party to, and subject to the provisions of, the Investors' Rights Agreement. If Mr. Gast voluntarily resigns or if Mr. Gast's employment is terminated for Cause, all compensation and benefits will cease immediately and Mr. Gast will receive no severance benefits.

         6.2 CAUSE. For purposes of this Agreement, "CAUSE" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or Mr. Gast's Proprietary Information and Inventions Agreement; (vi) a failure or refusal in a material respect of Mr. Gast to follow the reasonable policies or directions of the Company as specified by the Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; or (vii) failure to carry out the duties of the Mr. Gast's position after being provided with notice of such failure and an opportunity to cure. Disability shall not constitute "Cause."

         6.3 DISABILITY. For purposes of this Agreement, "DISABILITY" shall mean a disability that prevents Mr. Gast from substantially performing his duties under this Agreement for a period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

         6.4 DEATH. In the event of death, the Company shall pay to Mr. Gast's estate any earned but unpaid salary at the time of death and, at the time such amount would otherwise have been due, a pro rata portion of a discretionary bonus, if any, which may otherwise have been paid to Mr. Gast with respect to the annual period in which the death occurs. Furthermore, the Company shall waive its repurchase rights with respect to 50% of any unvested shares as of the date of death; PROVIDED, HOWEVER, that Mr. Gast's estate, administrator or distributor shall become a party to, and be subject to the provisions of, the Investors' Rights Agreement. In addition, the acceleration provisions set forth in paragraph 2.3 herein shall remain in effect, PROVIDED, HOWEVER, that Mr. Gast's estate, administrator or distributor shall become a party to, and be subject to the provisions of, this Agreement.

7.       BUSINESS EXPENSE REIMBURSEMENT. The Company agrees to reimburse
Mr. Gast for those reasonable business expenses he necessarily incurs in his capacity as a Company employee and member of the Board of Directors consistent with the Company's policies in this regard. Mr. Gast must submit the necessary documentation establishing the amount, date and reason for expenses he incurred and for which he seeks reimbursement.

8. NON-COMPETITION AND NON-SOLICITATION. Mr. Gast acknowledges that prior to the Separation Date, the Company employed him, among other things, as a member of executive and management personnel. Mr. Gast further acknowledges that during his employment at the Company, he was and will be privy to extremely sensitive, confidential and valuable commercial information, which constitutes trade secrets belonging to the Company, the disclosure of which information and secrets would greatly harm the Company.

         8.1 NON-COMPETITION COVENANT. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, Mr. Gast agrees to the following as part of this
Agreement: Mr. Gast agrees that he shall not, individually or together with others, directly or indirectly, during his employment with the Company and for a period of twelve (12) months from the Separation Date, for any reason, whether as an owner, consultant, partner, joint venturer, stockholder, broker, agent, financial agent, principal, trustee, licensor or in any other capacity whatsoever, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise in any city, county, or state of the United States, or any other locality, region, territory, country, or jurisdiction, which provides high speed data transmission services in a market in which the Company has at least one (1) operational DSLAM or at least one (1) central office location under construction as of the Separation Date. An acquisition or ownership of less than 5% of the outstanding shares of any publicly traded company will not constitute a violation of this Agreement.

         8.2 NON-SOLICITATION COVENANT. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, the parties agree to the following as part of this
Agreement: Mr. Gast acknowledges and agrees that information regarding employees of the Company is Confidential Information, including without limitation, the names of the Company employees; information regarding the skills and knowledge of employees of the Company; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees of the Company; and information regarding the management and reporting structure of the Company. Mr. Gast agrees that he will not, individually or with others, directly or indirectly (including without limitation, individually or through any business, venture, proprietorship, partnership, or corporation in which they control or own more than a five (5) percent interest, through any agents, through any contractors, through recruiters, by their successors, by their employees, or by their assigns) hire, solicit, or induce any employee of the Company to leave the Company during the period Mr. Gast is employed by the Company and for a period of twelve (12) months from the Separation Date.
Mr. Gast further agrees that during the period he is employed by the Company and for a period of twelve (12) months from the Separation Date, he will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, investor, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. The geographic scope of the covenants in this paragraph shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which the Company does business. Nothing in this paragraph should be construed to narrow the obligations of Mr. Gast imposed by any other provision herein, any other agreement, law or other source.

         8.3 REASONABLE. Mr. Gast agrees and acknowledges that the time limitation and the geographic scope on the restrictions in this paragraph 8 and its subparts are reasonable. Mr. Gast also acknowledges and agrees that the limitation in this paragraph 8 and its subparts is reasonably necessary for the protection of the Company, that through this Agreement he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company's business value which was imparted to him. In the event that any term, word, clause, phrase, provision, restriction, or section of this paragraph 8 of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise unenforceable. Moreover, notwithstanding any judicial determination that any term, word, clause, phrase, provision, restriction, or section of this Agreement is not specifically enforceable, the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

         8.4 LEGAL AND EQUITABLE REMEDIES. In view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under this paragraph 8 of this Agreement, Mr. Gast understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Mr. Gast's breach of his obligations hereunder. Accordingly, Mr. Gast specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this paragraph 8 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond. MR. GAST ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN THIS PARAGRAPH 8 AND ITS SUBPARTS ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT,
AND THAT UPON BREACH OF THIS PARAGRAPH 8 BY HIM, THE COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO THE COMPANY. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

         8.5 EXTENSION OF TIME. In the event that Mr. Gast breaches any covenant, obligation or duty in this paragraph 8 or its subparts, any such duty, obligation, or covenants to which the parties agreed by this paragraph 8 and its subparts shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Mr. Gast's duties and obligations as agreed by this paragraph 8 and its subparts shall continue upon the effective date of any such settlement, or judicial or other resolution.

9.       GENERAL PROVISIONS.

         9.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Mr. Gast at his address as listed on the Company's then current payroll records.

         9.2 TAX CONSEQUENCES. Mr. Gast agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any consideration provided by the Company pursuant to this Agreement. Mr. Gast expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Mr. Gast pursuant to this Agreement.

         9.3 COOPERATION. Mr. Gast agrees to fully cooperate with the Company with respect to its corporate relationships. Mr. Gast further agrees to cooperate with the Company in connection with any defense of or prosecution by the Company regarding any litigation in which the Company may be involved as a party or non-party in from time to time.

         9.4 NON-DISPARAGEMENT. Mr. Gast and the Company agree that neither party will at any time disparage the other to third parties in any manner likely to be harmful to the other party, their business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by legal process, or when posed by a governmental entity

         9.5 THE COMPANY PROPERTY. Unless authorized by the Company, on the Separation Date, Mr. Gast agrees to return to the Company all Company documents (and all copies thereof) and any and all other Company property in Mr. Gast's possession, custody or control, including, but not limited to, financial information, customer information, customer lists, employee lists, Company files, notes, cellular telephones, personal computers, personal computers, contracts, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).

         9.6 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         9.7 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         9.8 COMPLETE AGREEMENT. This Agreement and EXHIBITS A AND B hereto, constitute the entire agreement between Mr. Gast and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement supersedes and replaces the Employment Agreement dated April 16, 1999. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

         9.9 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         9.10 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         9.11 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Mr. Gast and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Mr. Gast may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

         9.12 ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

         9.13 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Colorado.

         9.14 SURVIVAL. The following provisions of this Agreement shall survive the termination of Mr. Gast's employment as an employee or independent contractor and the assignment of this Agreement by the Company to any successor in interest or other assignee: Sections 2.4, 4, 8, and 9.

         9.15 INJUNCTIVE RELIEF. Mr. Gast acknowledges that the restrictions set forth in Sections 2.4, 4, 8, and 9 above are necessary to protect the Company's confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. Mr. Gast further acknowledges that the provisions of Sections 2.4, 4, 8, and 9 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and Mr. Gast agrees that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 2.4, 4, 8, and 9 of this Agreement. Mr. Gast agrees that the existence of any claim or cause of action by Mr. Gast against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of this Agreement. Mr. Gast shall have no right to enforce any of his rights under this Agreement by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                         JATO COMMUNICATIONS CORP.



                                         By: /s/ Gerald Dinsmore
                                             -----------------------------------
                                             Gerald Dinsmore,
                                             President and Chief Executive
                                             Officer



                                         By: /s/ Brian E. Gast
                                             -----------------------------------
                                             BRIAN E. GAST

Exhibit A: Non-Competition, Proprietary Information and Inventions Agreement. Exhibit B: Separation and Release Agreement.